FOR IMMEDIATE RELEASE

Contura Announces First Quarter 2019 Results

BRISTOL, Tenn., May 15, 2019 - Contura Energy, Inc. (NYSE: CTRA), a leading U.S. coal supplier, today reported results for the first quarter ending March 31, 2019.

Highlights include:

•	Net Income from continuing operations of $8 million for the first quarter 2019 compared with $58 million in the same period last year(1)

•	Adjusted EBITDA(3) of $83 million for the quarter compared with $99 million in the same period last year(1)

•	Under Contura's new interim leadership, company obtains commitments for new $555 million first lien facility to replace its existing term loan, substantially improving capital return flexibility

•	Board of directors adopts capital return program; capital return of up to $250 million authorized

•	Company approves new low-cost, West Virginia metallurgical coal project; expected online in 2020

•	Integration activities are progressing as planned, and search for permanent CEO well underway

•	Updating cost guidance for 2019

	(millions, except per share)
	Three months ended March 31,
	2019(1)	2018(1)
Net income(2)	$8.0	$58.3
Net income(2) per diluted share	$0.41	$5.66
Adjusted EBITDA(3)	$83.4	$99.0
Operating cash flow(4)	$14.6	$(30.3)
Capital expenditures	$41.1	$19.4
Tons of coal sold	5.9	3.8
__________________________________

1. Excludes discontinued operations.
2. From continuing operations.
3. These are non-GAAP financial measures. A reconciliation of Net Income to Adjusted EBITDA is included in tables accompanying the financial schedules.
4. Includes discontinued operations.

"Following Contura's transformational merger in the fourth quarter of last year, resulting in the largest metallurgical coal portfolio in the U.S., we placed substantial focus this past quarter on buttressing the company's already solid balance sheet and unlocking additional cash generation potential for our shareholders," said board chairman Neale Trangucci. "Today, we are pleased to announce commitments to refinance our outstanding term loan facility, which provides our company with significantly greater flexibility to allocate capital to maximize shareholder value."

With regard to the first quarter results, Mark Manno, interim co-chief executive officer and chief administrative & legal officer and secretary said, "As we worked to integrate our expanded asset portfolio over the past quarter and a half, certain operational challenges arose that negatively impacted production efficiency, particularly at one of our CAPP - Met complexes, while a temporary, partial idling of one of our CAPP - Thermal mines was required to bring mine infrastructure up to Contura standards. Both issues are being addressed to better position these assets for long-term success."

"These factors, along with softer than anticipated sales volumes due to pricing dynamics alluded to on our last earnings call, converged this past quarter to result in performance that trended below our expectations," added Andy Eidson, interim co-chief executive officer and chief financial officer. "We do not believe these issues reflect fundamental changes in our business or assets, and have already implemented measures to remediate these issues over the current and remaining quarters of 2019. While we anticipate costs to revert to our previously forecasted run rate before year end, we are revising our cost guidance slightly to better reflect updated full-year expectations."

Financial Performance

Results for the first quarter of 2019 include the full quarter impact of the Alpha merger, which closed in November 2018. The Trading and Logistics (T&L) segment sales in the first quarter of 2018 were largely driven by Alpha-related shipments, which are now included in the Central Appalachia Met (CAPP - Met) segment for the first quarter of this year.

Contura reported net income from continuing operations of $8.0 million, or $0.41 per diluted share, for the first quarter 2019. In the first quarter 2018, the company had net income from continuing operations of $58.3 million or $5.66 per diluted share.

Total adjusted EBITDA was $83.4 million for the first quarter, compared with $99.0 million in the prior year quarter, adjusted to remove the impact of discontinued operations. The first quarter 2019 EBITDA was negatively influenced by three primary factors that the company does not consider fundamental in their nature. First, the Marfork complex encountered less productive mining conditions than expected, resulting in an EBITDA impact of approximately $15 million. The issues affecting Marfork are being addressed and the complex is expected to improve its cost structure in the second half of the year. Second, our met shipment volumes were approximately 400,000 tons below our internal estimates, lowering EBITDA by approximately $13 million. The company expects to recoup this shipment volume by the end of the year. Third, the Central Appalachia Thermal (CAPP - Thermal) segment EBITDA was negatively impacted by approximately $13 million due primarily to infrastructure issues within the Mammoth complex, where half of a mine's productive capacity was idled for the quarter as we brought it up to the company's operational standards. The mine returned to normal production levels in April.

Total revenues in the first quarter were $609.1 million. Coal revenues in the first quarter, excluding freight and handling fulfillment revenues, were $529.8 million, with CAPP - Met coal revenues accounting for $345.8 million, CAPP - Thermal totaling $57.3 million, T&L accounting for $55.8 million, and Northern Appalachia (NAPP) coal revenues totaling $70.9 million. Comparatively, in the first quarter 2018, CAPP revenues were $134.6 million, T&L revenues were $206.7 million, and NAPP revenues were $61.5 million of the $402.7 million in total coal revenues.

CAPP - Met coal shipments for the first quarter 2019 were 2.8 million tons at an average per-ton realization of $123.68, compared to 1.0 million tons at $141.06 per ton in the prior year first quarter. CAPP - Thermal coal shipments totaled 1.0 million tons in the first quarter, at an average price of $57.78 per ton. Contura shipped 1.7 million tons of NAPP coal during the quarter at an average per-ton realization of $42.89, an increase from 1.4 million tons at $43.46 per ton in the first quarter 2018. In the T&L segment, coal volumes decreased from 1.4 million tons in the prior year period to 0.4 million tons in the first quarter 2019, primarily due to the shift from Alpha-related T&L tons to the captive CAPP - Met segment. The average T&L realization decreased from $142.63 per ton in the prior year's first quarter to $124.80 per ton during first quarter 2019.

The cost of coal sales in CAPP - Met for the quarter averaged $92.90 per ton, up from $80.45 per ton in the prior year period. The cost of produced coal sold was $87.96 per ton compared with $75.73 per ton in the first quarter of 2018. The cost of produced coal sold excludes the impact from purchased coal, coal inventory fair value adjustment and idle costs. The main drivers of higher than expected CAPP - Met costs were increased use of purchased coal, which impacted the cost of coal sales per ton by approximately $2.00 and production issues at the Marfork operations due to lower than planned clean tons per foot, further increasing cost of coal sales by approximately $3.00 per ton. Among operating categories, labor and benefits contributed approximately $2.00 to higher costs, mainly via a qualified, non-elective 401(k) contribution, and supplies and maintenance added approximately $2.00 per ton. Idle costs of $0.54 per ton are also included in CAPP - Met cost of coal sales for the first quarter of 2019.

NAPP costs of $40.49 per ton were impacted by a longwall move in March, reducing production volume. NAPP costs include idle costs of $0.50 per ton. In the year ago period, NAPP cost of coal sales averaged $38.05 per ton. CAPP - Thermal cost of coal sales was $65.61 per ton in the first quarter and $61.86 per ton for cost of produced coal tons sold, which excludes the impact from purchased coal, coal inventory fair value adjustment and idle costs. CAPP - Thermal costs were negatively impacted by infrastructure issues at the Mammoth Slabcamp mine. The resulting reduction in production volume had nearly an $8.00 per ton impact on cost of coal sales. The Slabcamp mine resumed full production on April 22. In the T&L segment, the cost of coal sales during the first quarter 2019 was $101.32 per ton versus $113.54 per ton in the first quarter 2018.

Selling, general and administrative (SG&A) expenses for the first quarter 2019 were $21.0 million compared with $19.2 million in the year-ago period. The first quarter 2019 SG&A included non-cash stock compensation of $3.7 million, one-time expenses of $0.9 million and a qualified non-elective 401(k) contribution of $0.7 million, and excluding these items SG&A was $15.7 million. The year-ago period included approximately $4.5 million in non-cash stock compensation, $2.7 million in management restructuring costs and $0.5 qualified non-elective 401(k) contribution. Depreciation, depletion and amortization was $61.3 million during the first quarter 2019 compared with $11.6 million in the same period last year, excluding discontinued operations. The increase is due to purchase accounting adjustments made in recording the Alpha merger.

Liquidity and Capital Resources

Cash provided by operating activities for the first quarter 2019, including discontinued operations, was $14.6 million and capital expenditures for the first quarter were $41.1 million. Working capital was the main use of cash during the first quarter, with accounts receivable and inventory builds of $27.1 million and $23.1 million, respectively. We expect the working capital build to reverse over the next several months as accounts receivable and inventory balances normalize. An accounts payable decrease also reduced cash by approximately $4.7 million. In the prior year period, the cash used in operating activities was $30.3 million and capital expenditures were $19.4 million.

At the end of March 2019, Contura had $182.0 million in unrestricted cash and $297.7 million in restricted cash, deposits and long-term investments. Total long-term debt, including the current portion of long-term debt as of March 31, 2019, was approximately $583.5 million. At the end of the quarter, the company had total liquidity of $378.3 million, including cash and cash equivalents of $182.0 million and $196.3 million of unused commitments available under the Asset-Based Revolving Credit Facility. As of March 31, 2019, the company had no borrowings and $28.7 million in letters of credit outstanding under the Asset-Based Revolving Credit Facility.

Debt Refinancing

The company has obtained commitments for a new, 5-year $555 million first lien facility to refinance its existing First Lien Term Loan B. The interest rate is expected to be LIBOR plus 700bps for the first two years after closing and increasing to LIBOR plus 800 bps thereafter, with a LIBOR floor of 2.00%. The new facility is fully committed, underwritten and will be provided principally by certain of Contura's existing shareholders. The terms of the new facility offer more flexibility for Contura to return capital to shareholders by allowing for an unlimited restricted payments basket while the company's total leverage is 3.0x or less.

Capital Return Program

Contura's board of directors has adopted a capital return program, under which the company plans to return up to an aggregate amount of $250 million of capital to shareholders. The capital return program will not have a fixed expiration date, and may be in the form of dividends, share repurchases, or a combination thereof. Any share repurchase may be made from time to time through open market transactions, block trades, privately negotiated transactions, tender offers, or otherwise.

Any dividends to be paid, or share repurchases to be made pursuant to the capital return program, will be at the discretion of the board and are subject to market and business conditions, levels of available liquidity, the company's cash needs, restrictions in debt or other agreements or obligations, legal or regulatory requirements or restrictions, and other relevant factors.

Lynn Branch Project

The company's board of directors has approved investment in a new metallurgical coal project in Logan County, West Virginia, unlocking a high-quality, High Vol met coal reserve of over 25 million tons. The project is expected to produce approximately 1 million to 1.2 million tons annually at its full estimated run rate, with a projected cash cost per ton in the low $60 range. The capital allocation required to bring the project online is estimated at approximately $25 million to $30 million and does not require an increase to previously guided capital expenditures. Production is expected to commence in the second quarter of 2020.

Leadership Transition

As previously announced, Contura's prior chief executive officer, Kevin Crutchfield, left the company, effective May 6, in order to pursue an opportunity outside of the coal industry. Subsequently, the company’s board of directors appointed Andy Eidson, Contura’s executive vice president and chief financial officer, and Mark Manno, Contura’s executive vice president, chief administrative and legal officer and secretary, as interim co-chief executive officers, effective May 7, as it conducts a search process to identify Contura’s next permanent CEO. No further changes to the company’s executive leadership are expected.

2019 Full-Year Guidance

The company maintains its total 2019 coal shipments guidance of 24.6 million to 26.7 million tons. CAPP - Met coal guidance remains at 12.2 million to 12.8 million tons, with the T&L segment remaining at 1.0 million to 1.5 million tons. NAPP shipments are expected to remain between 6.8 million and 7.2 million tons in 2019. The guidance range for CAPP - Thermal shipments is unchanged at 4.6 million to 5.2 million tons.

As of May 7, 2019, 61 percent of the midpoint of anticipated 2019 CAPP - Met shipments were committed and priced at an average expected per-ton realization of $125.68, with an additional 17 percent committed and priced based on various indices. Based on the midpoint of guidance, 100 percent of anticipated 2019 NAPP coal shipments were committed and priced at an average expected per-ton realization of $43.12. The CAPP - Thermal segment is 90 percent committed at the midpoint of expected shipments at an average price of $55.16 per ton.

Contura is increasing guidance for 2019 CAPP - Met cost of coal sales per ton to $83.00 to $87.00 to reflect the impact of the first quarter cost variance, as well as increased purchase coal tons, higher labor, supplies and maintenance costs, and continued strength in the metallurgical coal markets leading to higher realizations and subsequently higher sales-related expenses than originally anticipated. CAPP - Thermal costs are now anticipated to be between $52.00 and $57.00 per ton, reflecting the impact of the first quarter costs related to the infrastructure issues at Mammoth Slabcamp discussed earlier. NAPP cost estimates remain in the range of $34.00 to $37.00 per ton. Additionally, costs related to the company’s idle operations are expected to be between $26 million and $30 million for the full-year 2019.

The margin from Contura’s T&L platform is expected to average between $8 to $12 per ton for the full-year 2019.

Contura’s SG&A guidance is estimated at $50 million to $60 million, excluding one-time and non-recurring items and stock compensation. Capital expenditure guidance is unchanged in the range of $170 million to $190 million. Depreciation, depletion and amortization for 2019 is expected to be between $240 million and $270 million. The company expects 2019 cash interest expense to be between $40 million and $44 million.

in millions of tons	Low	High
CAPP - Metallurgical	12.2	12.8
CAPP - Thermal	4.6	5.2
NAPP	6.8	7.2
Total Production	23.6	25.2

Contura Trading & Logistics	1.0	1.5

Total Shipments	24.6	26.7

Committed/Priced[1,2,3]	Committed	Average Price
CAPP[4] - Metallurgical	61%	$125.68
CAPP - Thermal	90%	$55.16
NAPP	100%	$43.12

Committed/Unpriced[1,3]	Committed
CAPP[4] - Metallurgical	17%
CAPP - Thermal	—%
NAPP	—%

Costs per ton	Low	High
CAPP - Metallurgical	$83	$87
CAPP - Thermal	$52	$57
NAPP	$34	$37

Margin per ton	Low	High
Contura Trading & Logistics	$8	$12

In millions (except taxes)	Low	High
SG&A5	$50	$60
Idle Operations Expense	$26	$30
Cash Interest Expense[6]	$40	$44
DD&A7	$240	$270
Capital Expenditures	$170	$190
Tax Rate	0%	5%
Notes:

1.	Based on committed and priced coal shipments as of May 7, 2019. Committed percentage based on the midpoint of shipment guidance range.

2.
Actual average per-ton realizations on committed and priced tons recognized in future periods may vary based on actual freight expense in future periods relative to assumed freight expense embedded in projected average per-ton realizations.

3.	Includes estimates of future coal shipments based upon contract terms and anticipated delivery schedules. Actual coal shipments may vary from these estimates.

4.	CAPP committed tons and price information represent captive Contura production and does not include Trading and Logistics.

5.	Excludes expenses related to non-cash stock compensation, merger-related expenses and non-recurring business development expenses.

6.	Does not incorporate the planned refinancing of the company's Term Loan B.

7.	Based on provisional purchase price allocation.

Conference Call

The company plans to hold a conference call regarding its first quarter 2019 results on May 15, 2019, at 10:00 a.m. EDT. The conference call will be available live on the investor section of the company’s website at http://investors.conturaenergy.com/investors. Analysts who would like to participate in the conference call should dial 877-791-0213 (domestic toll-free) or 647-689-5651 (international) approximately 10 minutes prior to the start of the call.

ABOUT CONTURA ENERGY

Contura Energy (NYSE: CTRA) is a Tennessee-based coal supplier with affiliate mining operations across major coal basins in Pennsylvania, Virginia and West Virginia. With customers across the globe, high-quality reserves and significant port capacity, Contura Energy reliably supplies both metallurgical coal to produce steel and thermal coal to generate power. For more information, visit www.conturaenergy.com.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements. These forward-looking statements are based on Contura's expectations and beliefs concerning future events and involve risks and uncertainties that may cause actual results to differ materially from current expectations. These factors are difficult to predict accurately and may be beyond Contura’s control. Forward-looking statements in this news release or elsewhere speak only as of the date made. New uncertainties and risks arise from time to time, and it is impossible for Contura to predict these events or how they may affect Contura. Except as required by law, Contura has no duty to, and does not intend to, update or revise the forward-looking statements in this news release or elsewhere after the date this release is issued. In light of these risks and uncertainties, investors should keep in mind that results, events or developments discussed in any forward-looking statement made in this news release may not occur.

INVESTOR CONTACT
investorrelations@conturaenergy.com

Alex Rotonen, CFA
423.573.0396

MEDIA CONTACTS
corporatecommunications@conturaenergy.com

Rick Axthelm
423.573.0304

Emily O’Quinn
423.573.0369

FINANCIAL TABLES FOLLOW

Use of Non-GAAP Measures

In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, Contura has presented the following non-GAAP financial measures: “Adjusted EBITDA” and “Adjusted Cost of Produced Coal Sold.” The company uses Adjusted EBITDA to measure the operating performance of its segments and allocate resources to the segments. This non-GAAP financial measure excludes various items detailed in the attached reconciliation tables. Adjusted EBITDA does not purport to be an alternative to net income (loss) as a measure of operating performance. The Company uses Adjusted Cost of Produced Coal Sold to distinguish the cost of captive produced coal from the effects of purchased coal, idle costs and acquisition accounting requirements. The presentation of these measures should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.

Management uses non-GAAP financial measures to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. The definition of these non-GAAP measures may be changed periodically by management to adjust for significant items important to an understanding of operating trends. Because not all companies use identical calculations, the presentations of these measures may not be comparable to other similarly titled measures of other companies and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate, and capital investments.

Included below are reconciliations of non-GAAP financial measures to GAAP financial measures.

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenues:
Coal revenues	$606,960	$478,365
Other revenues	2,154	3,967
Total revenues	609,114	482,332
Costs and expenses:
Cost of coal sales (exclusive of items shown separately below)	438,510	295,078
Freight and handling costs	77,184	75,666
Depreciation, depletion and amortization	61,271	11,588
Accretion on asset retirement obligations	6,232	2,460
Amortization of acquired intangibles, net	(6,683)	10,206
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	20,951	19,157
Merger related costs	831	460
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	1,936	—
Other income	(8,899)	(99)
Total costs and expenses	591,333	414,516
Income from operations	17,781	67,816
Other income (expense):
Interest expense	(15,155)	(9,205)
Interest income	1,936	131
Equity loss in affiliates	(484)	(63)
Miscellaneous income, net	(866)	(313)
Total other expense, net	(14,569)	(9,450)
Income from continuing operations before income taxes	3,212	58,366
Income tax benefit (expense)	4,778	(66)
Net income from continuing operations	7,990	58,300
Discontinued operations:
Loss from discontinued operations before income taxes	(1,590)	(1,359)
Income tax benefit from discontinued operations	415	—
Loss from discontinued operations	(1,175)	(1,359)
Net income	$6,815	$56,941

Basic income (loss) per common share:
Income from continuing operations	$0.42	$6.11
Loss from discontinued operations	(0.06)	(0.15)
Net income	$0.36	$5.96

Diluted income (loss) per common share
Income from continuing operations	$0.41	$5.66
Loss from discontinued operations	(0.06)	(0.13)
Net income	$0.35	$5.53

Weighted average shares - basic	18,894,315	9,548,613
Weighted average shares - diluted	19,538,629	10,292,607

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Amounts in thousands, except share and per share data)

	March 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$181,953	$233,599
Trade accounts receivable, net of allowance for doubtful accounts of $0 as of March 31, 2019 and December 31, 2018	319,687	292,617
Inventories, net	145,058	121,965
Prepaid expenses and other current assets	150,914	158,945
Current assets - discontinued operations	22,806	22,475
Total current assets	820,418	829,601
Property, plant, and equipment, net of accumulated depreciation and amortization of $163,603 and $106,766 as of March 31, 2019 and December 31, 2018	678,549	699,990
Operating lease right-of-use assets	13,025	—
Owned and leased mineral rights, net of accumulated depletion and amortization of $15,698 and $11,390 as of March 31, 2019 and December 31, 2018	532,476	528,232
Goodwill	107,534	95,624
Other acquired intangibles, net of accumulated amortization of $26,917 and $20,267 as of March 31, 2019 and December 31, 2018	147,886	154,584
Long-term restricted cash	233,488	227,173
Deferred income taxes	34,438	27,179
Other non-current assets	188,237	183,675
Total assets	$2,756,051	$2,746,058
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$43,105	$42,743
Operating lease liabilities - current	3,447	—
Acquisition-related obligations - current	26,122	27,334
Trade accounts payable	109,854	114,568
Accrued expenses and other current liabilities	150,812	148,699
Current liabilities - discontinued operations	21,854	21,892
Total current liabilities	355,194	355,236
Long-term debt	540,387	545,269
Operating lease liabilities - long-term	9,578	—
Acquisition-related obligations - long-term	75,218	72,996
Workers’ compensation and black lung obligations	248,134	249,294
Pension obligations	179,444	180,802
Asset retirement obligations	215,415	203,694
Deferred income taxes	12,816	15,118
Other non-current liabilities	39,126	52,415
Non-current liabilities - discontinued operations	95	94
Total liabilities	1,675,407	1,674,918
Commitments and Contingencies
Stockholders’ Equity

Preferred stock - par value $0.01, 5.0 million shares authorized, none issued	—	—
Common stock - par value $0.01, 50.0 million shares authorized, 20.3 million issued and 19.1 million outstanding at March 31, 2019 and 20.2 million issued and 19.1 million outstanding at December 31, 2018	203	202
Additional paid-in capital	767,983	761,301
Accumulated other comprehensive loss	(22,953)	(23,130)
Treasury stock, at cost: 1.2 million shares at March 31, 2019 and 1.1 million shares at December 31, 2018	(74,533)	(70,362)
Retained earnings	409,944	403,129
Total stockholders’ equity	1,080,644	1,071,140
Total liabilities and stockholders’ equity	$2,756,051	$2,746,058

CONTURA ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(Amounts in thousands)

	Three Months Ended March 31,
	2019	2018
Operating activities:
Net income	$6,815	$56,941
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	61,271	11,588
Amortization of acquired intangibles, net	(6,683)	10,206
Accretion of acquisition-related obligations discount	1,575	1,475
Amortization of debt issuance costs and accretion of debt discount	3,262	744
Mark-to-market adjustment for acquisition-related obligations	1,936	—
Gain on assets acquired in an exchange transaction	(9,083)	—
Accretion on asset retirement obligations	6,232	2,460
Employee benefit plans, net	3,926	2,700
Deferred income taxes	(5,597)	—
Stock-based compensation	5,319	4,811
Equity loss in affiliates	484	—
Other, net	(25)	(116)
Changes in operating assets and liabilities	(54,821)	(121,144)
Net cash provided by (used in) operating activities	14,611	(30,335)
Investing activities:
Capital expenditures	(41,084)	(19,441)
Payments on disposal of assets	—	(10,000)
Purchases of investment securities - held to maturity	(4,308)	(1,437)
Maturity of investment securities - held to maturity	3,202	—
Capital contributions to equity affiliates	(3,536)	(525)
Other, net	403	55
Net cash used in investing activities	(45,323)	(31,348)
Financing activities:
Principal repayments of debt	(6,875)	(1,000)
Principal repayments of financing lease obligations	(635)	(56)
Common stock repurchases and related expenses	(4,171)	(4,835)
Other, net	(105)	(418)
Net cash used in financing activities	(11,786)	(6,309)
Net decrease in cash and cash equivalents and restricted cash	(42,498)	(67,992)
Cash and cash equivalents and restricted cash at beginning of period	477,246	193,960
Cash and cash equivalents and restricted cash at end of period	$434,748	$125,968
The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the Condensed Consolidated Balance Sheets that sum to the total of the same such amounts shown in the Condensed Consolidated Statements of Cash Flows.

	As of March 31,
	2019	2018
Cash and cash equivalents	$181,953	$72,076
Short-term restricted cash (included in Prepaid expenses and other current assets)	19,307	11,618
Long-term restricted cash	233,488	42,274
Total cash and cash equivalents and restricted cash shown in the Condensed Consolidated Statements of Cash Flows	$434,748	$125,968

CONTURA ENERGY, INC. AND SUBSIDIARIES
ADJUSTED EBITDA RECONCILIATION
(Amounts in thousands)

	Three Months Ended March 31,
	2019	2018
Net income from continuing operations	$7,990	$58,300
Interest expense	15,155	9,205
Interest income	(1,936)	(131)
Income tax (benefit) expense	(4,778)	66
Depreciation, depletion and amortization	61,271	11,588
Merger related costs	831	460
Management restructuring costs (1)	—	2,659
Non-cash stock compensation expense	5,271	4,479
Gain on settlement of acquisition-related obligations	—	(292)
Mark-to-market adjustment - acquisition-related obligations	1,936	—
Accretion on asset retirement obligations	6,232	2,460
Cost impact of coal inventory fair value adjustment (2)	7,176	—
Gain on assets acquired in an exchange transaction (3)	(9,083)	—
Amortization of acquired intangibles, net	(6,683)	10,206
Adjusted EBITDA	$83,382	$99,000
(1) Management restructuring costs are related to severance expense associated with senior management changes in the three months ended March 31, 2018.
(2) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger is expected to have short-term impact.
(3) During the three months ended March 31, 2019, the Company entered into an exchange transaction which primarily included the release of the PRB overriding royalty interest owed to the Company in exchange for met coal reserves which resulted in a gain of $9,083.

CONTURA ENERGY, INC. AND SUBSIDIARIES
RESULTS OF OPERATIONS

	Three Months Ended March 31,
(In thousands, except for per ton data)	2019	2018
Revenues:
Coal revenues:
Met	$397,657	$346,650
Thermal	132,119	56,049
Freight and handling fulfillment revenues (1)	77,184	75,666
Other revenues	2,154	3,967
Total revenues	$609,114	$482,332

Tons sold:
Met	3,088	2,481
Thermal	2,799	1,336
Total	5,887	3,817

Coal sales realization per ton (2):
Met	$128.77	$139.72
Thermal	$47.20	$41.95
Average	$89.99	$105.50

	Three Months Ended March 31,
(In thousands, except for per ton data)	2019	2018
Coal revenues (2):
CAPP - Met operations	$345,821	$134,569
CAPP - Thermal operations	57,315	—
NAPP operations	70,855	61,458
Trading and Logistics operations	55,785	206,672
Total coal revenues	$529,776	$402,699

Tons sold:
CAPP - Met operations	2,796	954
CAPP - Thermal operations	992	—
NAPP operations	1,652	1,414
Trading and Logistics operations	447	1,449

Coal sales realization per ton (2):
CAPP - Met operations	$123.68	$141.06
CAPP - Thermal operations	$57.78	$—
NAPP operations	$42.89	$43.46
Trading and Logistics operations	$124.80	$142.63
Average	$89.99	$105.50
(1) Pursuant to the adoption of Accounting Standards Codification 606, freight and handling fulfillment revenues for the three months ended March 31, 2019 and 2018 are included within coal revenues.

(2) Does not include $77.2 million and $75.7 million of freight and handling fulfillment revenues for the three months ended March 31, 2019 and 2018, respectively.

	Three Months Ended March 31,
(In thousands, except for per ton data)	2019	2018
Cost of coal sales (exclusive of items shown separately below)	$438,510	$295,078
Freight and handling costs	77,184	75,666
Depreciation, depletion and amortization	61,271	11,588
Accretion on asset retirement obligations	6,232	2,460
Amortization of acquired intangibles, net	(6,683)	10,206
Selling, general and administrative expenses (exclusive of depreciation, depletion and amortization shown separately above)	20,951	19,157
Merger related costs	831	460
Total other operating (income) loss:
Mark-to-market adjustment for acquisition-related obligations	1,936	—
Other income	(8,899)	(99)
Total costs and expenses	591,333	414,516
Other income (expense):
Interest expense	(15,155)	(9,205)
Interest income	1,936	131
Equity loss in affiliates	(484)	(63)
Miscellaneous income, net	(866)	(313)
Total other expense, net	(14,569)	(9,450)
Income tax benefit (expense)	4,778	(66)
Net income from continuing operations	$7,990	$58,300

Cost of coal sales:
CAPP - Met operations	$259,743	$76,748
CAPP - Thermal operations	$65,089	$—
NAPP operations	$66,887	$53,806
Trading and Logistics operations	$45,291	$164,524

Tons sold:
CAPP - Met operations	2,796	954
CAPP - Thermal operations	992	—
NAPP operations	1,652	1,414
Trading and Logistics operations	447	1,449

Cost of coal sales per ton:
CAPP - Met operations	$92.90	$80.45
CAPP - Thermal operations	$65.61	$—
NAPP operations	$40.49	$38.05
Trading and Logistics operations	$101.32	$113.54

Coal margin per ton (1):
CAPP - Met operations	$30.78	$60.61
CAPP - Thermal operations	$(7.83)	$—
NAPP operations	$2.40	$5.41
Trading and Logistics operations	$23.48	$29.09

(1) Coal margin per ton for our reportable segments is calculated as coal sales realization per ton for our reportable segments less cost of coal sales per ton for our reportable segments. Coal margin per ton is not shown for our All Other category since it has no coal sales or coal production related to our continuing operations.

Our cost of coal sales includes idle and closed mine costs and purchased coal costs. Additionally, due to the merger, our cost of coal sales includes the cost impact of coal inventory fair value adjustments. In the following tables, we calculate adjusted cost of produced coal sold as cost of coal sales less idle and closed mine costs, cost impact of coal inventory fair value adjustments and purchased coal costs.

	Three Months Ended March 31, 2019
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	Trading and Logistics	All Other	Consolidated
Cost of coal sales:
Cost of produced coal sold	$226,151	$58,398	$66,058	$—	$—	$350,607
Cost of purchased coal sold	28,357	2,884	—	45,291	—	76,532
Cost impact of coal inventory fair value adjustment (1)	3,718	3,458	—	—	—	7,176
Idle and closed mine costs	1,517	349	829	—	1,500	4,195
Total cost of coal sales	$259,743	$65,089	$66,887	$45,291	$1,500	$438,510
Tons sold	2,796	992	1,652	447	—	5,887
Cost of coal sales per ton	$92.90	$65.61	$40.49	$101.32	$—	$74.49

Total cost of coal sales	$259,743	$65,089	$66,887	$45,291	$1,500	$438,510
Less: cost of purchased coal sold	(28,357)	(2,884)	—	(45,291)	—	(76,532)
Less: cost impact of coal inventory fair value adjustment	(3,718)	(3,458)	—	—	—	(7,176)
Less: idle and closed mine costs	(1,517)	(349)	(829)	—	(1,500)	(4,195)
Cost of produced coal sold	$226,151	$58,398	$66,058	$—	$—	$350,607
Produced tons sold	2,571	944	1,652	—	—	5,167
Cost of produced coal sold per ton	$87.96	$61.86	$39.99	$—	$—	$67.86
(1) The cost impact of the coal inventory fair value adjustment as a result of the Alpha Merger is expected to have short-term impact.

	Three Months Ended March 31, 2018
(In thousands, except for per ton data)	CAPP - Met	CAPP - Thermal	NAPP	Trading and Logistics	All Other	Consolidated
Cost of coal sales:
Cost of produced coal sold	$66,646	$—	$53,077	$—	$—	$119,723
Cost of purchased coal sold	9,034	—	—	164,524	—	173,558
Idle and closed mine costs	1,068	—	729	—	—	1,797
Total cost of coal sales	$76,748	$—	$53,806	$164,524	$—	$295,078
Tons sold	954	—	1,414	1,449	—	3,817
Cost of coal sales per ton	$80.45	$—	$38.05	$113.54	$—	$77.31

Total cost of coal sales	$76,748	$—	$53,806	$164,524	$—	$295,078
Less: cost of purchased coal sold	(9,034)	—	—	(164,524)	—	(173,558)
Less: idle and closed mine costs	(1,068)	—	(729)	—	—	(1,797)
Cost of produced coal sold	$66,646	$—	$53,077	$—	$—	$119,723
Produced tons sold	880	—	1,414	—	—	2,294
Cost of produced coal sold per ton	$75.73	$—	$37.54	$—	$—	$52.19